Exhibit 99.1

FOR IMMEDIATE RELEASE

May 15, 2012

Citizens Bancshares Corporation Announces 2012 First Quarter Results

ATLANTA, May 15, 2012/PRNewswire-FirstCall/ — Citizens Bancshares Corporation (OTC Bulletin Board: CZBS) (the “Company”), the parent company of Citizens Trust Bank (“CTB”), today announced first quarter net income before preferred dividends of $133,000 compared to $217,000 for the same period last year.  Net income available to common shareholders for the first quarter of 2012 was $74,000, or $0.03 per diluted common share compared to net income available to common shareholders of $158,000, or $0.07 per diluted common share, reported for the first quarter of 2011.

The decline in net income is attributed to an increase in other real estate owned related expenses of $437,000 which was partially off-set by an increase in total noninterest income of $231,000.  Also, in the first quarter of 2012, the provision for loan losses increased by $275,000 to $750,000 compared to the same quarter last year.

Ms. Cynthia N. Day, President and Chief Executive Officer, commenting on the first quarter results noted, “We continue to be very focused on serving our target market of consumers and local businesses in Georgia and Alabama in a safe and profitable manner. We are excited about our success in the very important area of core deposits and we continue to seek new loan opportunities.  The Company has a very solid core infrastructure, as we maintain a strong net interest margin and continue to minimize and reduce cost in our core operations, excluding OREO write-downs resulting from declines in valuations.”

“We are successfully implementing a strategy to accelerate our disposition of problem assets,” said Ms. Day. “Our primary goal for the strategy is to reduce the company’s exposure to nonperforming loans and assets.  As a result, during this quarter we disposed of a $2.5 million problem loan and $287,000 in OREO assets, thus lowering our balance sheet risk and making progress in meeting the goals of the strategy.  Though we understand the cost of the disposition strategy to earnings may be impactful, we will continue to aggressively dispose of our problem assets because the immediate upside potential for our Company’s future earnings and growth is substantial.”

Other financial highlights:

•                  Average loans remained flat compared to the previous quarter and increased by $1.2 million on a year over year basis.  In the first quarter of 2012, the Company disposed of a $2.5 million problem loan.

•                  Average deposits for the first quarter of 2012 increased by $14.0 million to $348 million from the previous quarter and by $8.6 million on a year over year basis.

•                  The Company’s net interest margin remains strong on a fully tax equivalent basis at 4.31% for the first quarter of 2012 compared to 4.43% in the previous quarter and 4.45% for the same period last year.

•                  Noninterest income increased by $231,000 during the first quarter of 2012 compared to the same period last year due to a $259,000 increase in gains realized on the sale of securities to $322,000, which were partially off-set by a decrease in service charges on deposits.

•                  Core expenses continue to be closely managed.  Excluding OREO related expenses, total noninterest expense declined by $313,000 compared to the first quarter of 2011.  All inclusive, total non-interest expense increased by $124,000 compared to the same quarter last year.

•                  The Company’s capital position remains strong at March 31, 2012 as both the Company and the Bank’s capital position exceed the well capitalized minimum levels currently required by regulation.

	1st	1st
	Quarter	Quarter
(In thousands, expect per share data)	2012	2011	Change
Income Statement
Net income available to common shareholders	$74	$158	(53.2)%
Net income per diluted common share	0.03	0.07	(57.1)%
Total revenue	5,407	5,252	3.0%
Provision for loan losses	750	475	57.9%
Noninterest income	1,472	1,241	18.6%
Noninterest expense	4,376	4,252	2.9%

Balance Sheet
Average loans, gross	196,543	195,277	0.6%
Average deposits	348,082	339,461	2.5%

Capital
Total capital (to risk weighted assets)	18%	18%
Tier 1 capital (to risk weighted assets)	17%	17%
Tier 1 capital (to average assets)	10%	11%

In the first quarter of 2012, the Company’s provision for loan losses decreased by $399,000 to $750,000 compared to the fourth quarter of 2011, and increased by $275,000 compared to the same three month period last year.  The allowance for loan losses was $3.9 million at March 31, 2012 and December 31, 2011, respectively.  At March 31, 2012, the allowance for loan losses was 33% of nonperforming loans compared to 31% at December 31, 2011. The Company considers its allowance for loan losses at March 31, 2012 to be adequate.

Citizens Trust Bank prides itself on offering a full range of quality products and services throughout metropolitan Atlanta and Columbus, Georgia, and in Birmingham and Eutaw, Alabama.  Since its inception, the Bank has remained dedicated to the growth and development of communities through superior products and extraordinary service.  Through its parent company, Citizens Bancshares Corporation, the Bank offers its common stock over-the-counter to the general public under the trading symbol CZBS and can be found on the web at www.CTBconnect.com.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected noninterest expenses, volatile credit and financial markets, potential deterioration in real estate values, regulatory changes and excessive loan losses, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:	SOURCE: Citizens Bancshares Corporation
Citizens Bancshares Corporation
Samuel J. Cox, Chief Financial Officer
(404) 575-8306